                                                                    EXHIBIT 99.3

                              REPORT OF MANAGEMENT

THE STOCKHOLDERS
CONRAIL INC.



Management is responsible for the preparation, integrity and objectivity of the Company's consolidated financial statements. The consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America and include amounts based on management's best estimates and judgment.

The Company maintains a system of internal accounting controls and procedures, which is continually reviewed and supported by written policies and guidelines and supplemented by internal audit services. The system provides reasonable assurance that assets are safeguarded against loss from unauthorized use and that the books and records reflect the transactions of the Company and are reliable for the preparation of financial statements. The concept of reasonable assurance recognizes that the cost of a system of internal accounting controls should not exceed the benefits derived and also recognizes that the evaluation of these factors necessarily requires estimates and judgments by management.

The Company's consolidated financial statements are audited by its independent accountants. Their audit is conducted in accordance with auditing standards generally accepted in the United States of America and considers the Company's system of internal accounting controls to determine the nature, timing and extent of the auditing procedures required for expressing an opinion on the Company's financial statements.

The Company's Board of Directors, which is comprised of an equal number of directors from Norfolk Southern Corporation ("NSC") and CSX Corporation ("CSX"), pursues its oversight responsibilities for the consolidated financial statements and corporate conduct through periodic meetings with and written reports from the Company's management.



/s/ Gregory R. Weber
-------------------------
Gregory R. Weber
Chief Executive Officer



/s/ Joseph W. Rogers
-------------------------
Joseph W. Rogers
Chief Financial Officer




January 27, 2004

                          INDEPENDENT AUDITORS' REPORT



THE STOCKHOLDERS AND BOARD OF DIRECTORS
CONRAIL INC.:


We have audited the accompanying consolidated balance sheets of Conrail Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Conrail Inc. and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, effective January 1, 2003 the Company adopted Financial Accounting Standards Board Statement No. 143, "Accounting for Asset Retirement Obligations."





/s/ KPMG LLP                                         /s/ Ernst & Young LLP
---------------------                                ------------------------
KPMG LLP                                             Ernst & Young LLP
Norfolk, Virginia                                    Jacksonville, Florida



January 27, 2004

                                  CONRAIL INC.
                        CONSOLIDATED STATEMENTS OF INCOME


                                                                   YEARS ENDED DECEMBER 31,
                                                                -----------------------------
($ In Millions)                                                  2003        2002        2001
                                                                -----       -----       -----
REVENUES - NSC/CSX (NOTE 2)                                     $ 836       $ 813       $ 823
REVENUES - THIRD PARTIES                                           82          80          80
                                                                -----       -----       -----

    Total operating revenues                                      918         893         903
                                                                -----       -----       -----

OPERATING EXPENSES (NOTE 3)
  Compensation and benefits                                       168         151         158
  Fuel                                                              7           6           7
  Material, services and rents                                    119         125         143
  Depreciation and amortization                                   329         322         325
  Casualties and insurance                                         17           2         (13)
  Other                                                            19          17          19
                                                                -----       -----       -----

    Total operating expenses                                      659         623         639
                                                                -----       -----       -----

Income from operations                                            259         270         264
Interest expense                                                  (99)       (104)       (109)
Other income, net (Note 10)                                        96          94         103
                                                                -----       -----       -----

Income from continuing operations before income taxes
and accounting change                                             256         260         258

Provision for income taxes (Note 7)                                93          80          84
                                                                -----       -----       -----

Income from continuing operations before accounting change        163         180         174

Cumulative effect of change in accounting
principle, net of taxes (Note 1)                                   40          --          --
                                                                -----       -----       -----

NET INCOME                                                      $ 203       $ 180       $ 174
                                                                =====       =====       =====



See accompanying notes to the consolidated financial statements.

                                  CONRAIL INC.
                           CONSOLIDATED BALANCE SHEETS

                                                            DECEMBER 31,
                                                      ---------------------
($ In Millions)                                         2003          2002
                                                      -------       -------

         ASSETS
CURRENT ASSETS
  Cash and cash equivalents                           $    18       $    23
  Accounts receivable, net                                 34            35
  Due from NSR/CSXT (Note 2)                              136           158
  Material and supplies                                     8             8
  Deferred tax assets (Note 7)                             45            65
  Other current assets                                     16            11
                                                      -------       -------
     Total current assets                                 257           300

PROPERTY AND EQUIPMENT, NET (NOTE 4)                    6,119         6,382
NOTES RECEIVABLE FROM NSC/CSX (NOTE 2)                  1,231           892
OTHER ASSETS                                              609           583
                                                      -------       -------

     Total assets                                     $ 8,216       $ 8,157
                                                      =======       =======

         LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable                                         37            33
  Current maturities of long-term debt (Note 6)            58            57
  Due to NSC/CSX (Note 2)                                   5             9
  Wages and employee benefits                              31            31
  Casualty reserves                                        39            69
  Accrued and other current liabilities (Note 5)          109           130
                                                      -------       -------
     Total current liabilities                            279           329

LONG-TERM DEBT (NOTE 6)                                 1,067         1,123
CASUALTY RESERVES                                         125           119
DEFERRED INCOME TAXES (NOTE 7)                          1,836         1,822
OTHER LIABILITIES                                         455           538
                                                      -------       -------
     Total liabilities                                  3,762         3,931
                                                      -------       -------

COMMITMENTS AND CONTINGENCIES (NOTE 11)
STOCKHOLDERS' EQUITY (NOTES 3 AND 9)
  Common stock ($1 par value; 100 shares
    authorized, issued and outstanding)                    --            --
  Additional paid-in capital                            2,221         2,221
  Retained earnings                                     2,337         2,134
  Accumulated other comprehensive loss                   (104)         (129)
                                                      -------       -------

     Total stockholders' equity                         4,454         4,226
                                                      -------       -------


     Total liabilities and stockholders' equity       $ 8,216       $ 8,157
                                                      =======       =======



        See accompanying notes to the consolidated financial statements.

                                  CONRAIL INC.
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                ($ in Millions)


                                                                                                  Accumulated
                                                  Additional       Unearned                          Other
                                                    Paid-In           ESOP            Retained    Comprehensive
                                                    Capital       Compensation        Earnings          Loss            Total
                                                    -------       ------------        --------    ---------------     ---------
BALANCE, JANUARY 1, 2001                            $ 2,222          $   (20)         $ 1,780         $    --          $ 3,982
Comprehensive income - 2001
   Net Income                                            --               --              174              --              174
   Minimum pension liability, net of
      $45 million income taxes (Note 8)                  --               --               --             (70)             (70)
                                                                                                                       -------
   Total comprehensive income                                                                                              104
                                                                                                                       -------
   Allocation of unearned ESOP compensation              (1)              20               --              --               19
                                                    -------          -------          -------         -------          -------

BALANCE, DECEMBER 31, 2001                            2,221               --            1,954             (70)           4,105
Comprehensive income - 2002
   Net Income                                            --               --              180              --              180
   Minimum pension liability, net of
      $39 million income taxes (Note 8)                  --               --               --             (59)             (59)
                                                                                                                       -------
   Total comprehensive income                                                                                              121
                                                    -------          -------          -------         -------          -------
BALANCE, DECEMBER 31, 2002                            2,221               --            2,134            (129)           4,226

Comprehensive income - 2003
   Net Income                                            --               --              203              --              203
   Minimum pension liability, net of
      $16 million income taxes (Note 8)                  --               --               --              25               25
                                                                                                                       -------
   Total comprehensive income                                                                                              228
                                                    -------          -------          -------         -------          -------
BALANCE, DECEMBER 31, 2003                          $ 2,221          $    --          $ 2,337         ($  104)         $ 4,454
                                                    =======          =======          =======         =======          =======


        See accompanying notes to the consolidated financial statements.

                                  CONRAIL INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                         YEARS ENDED DECEMBER 31,
                                                    -----------------------------------
($ In Millions)                                      2003           2002           2001
                                                    -----          -----          -----
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                        $ 203          $ 180          $ 174
  Adjustments to reconcile net income to
    net cash provided by operating
    activities:

    Net cumulative effect of change in
      accounting principle                            (40)            --             --
    Depreciation and amortization                     329            322            325
    Deferred income taxes                             (12)            (9)           (18)
    Equity in earnings of affiliates                  (19)           (19)           (24)
    Gains from sales of property                       (7)            (3)            (2)
    Pension credit                                     (4)           (17)           (19)
    Changes in:
      Accounts receivable                               1             (3)             1
      Accounts and wages payable                        4            (14)           (32)
      Due from NSR/CSXT                                22             14             60
      Due to NSC/CSX                                   (4)            (3)           (19)
    Other                                             (61)           (25)            56
                                                    -----          -----          -----

      Net cash provided by operating
       activities                                     412            423            502
                                                    -----          -----          -----

CASH FLOWS FROM INVESTING ACTIVITIES
  Property and equipment acquisitions                 (35)           (23)           (47)
  Notes receivable from NSC/CSX                      (339)          (377)          (424)
  Proceeds from disposal of property
   and equipment                                       12             14             14
  Other                                                 2             11             --
                                                    -----          -----          -----

      Net cash used in investing
       activities                                    (360)          (375)          (457)
                                                    -----          -----          -----

CASH FLOWS FROM FINANCING ACTIVITIES
  Payment of long-term debt                           (57)           (59)           (61)
                                                    -----          -----          -----

      Net cash used in financing
       activities                                     (57)           (59)           (61)
                                                    -----          -----          -----


NET DECREASE IN CASH AND CASH EQUIVALENTS              (5)           (11)           (16)
CASH AND CASH EQUIVALENTS
  At beginning of year                                 23             34             50
                                                    -----          -----          -----

  At end of year                                    $  18          $  23          $  34
                                                    =====          =====          =====


        See accompanying notes to the consolidated financial statements.

                                  CONRAIL INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      DESCRIPTION OF BUSINESS

      Conrail Inc. ("Conrail") is a holding company whose principal subsidiary is Consolidated Rail Corporation ("CRC"), the major freight railroad in the Northeast. Norfolk Southern Corporation ("NSC") and CSX Corporation ("CSX"), the major railroads in the Southeast, jointly control Conrail through their ownership interests in CRR Holdings LLC ("CRR"), whose primary subsidiary is Green Acquisition Corporation ("Green Acquisition"), which owns Conrail. NSC and CSX have equity interests in CRR of 58% and 42%, respectively, and voting interests of 50% each. Under operating and lease agreements, NSC and CSX operate a substantial portion of the Conrail properties through their railroad subsidiaries, Norfolk Southern Railway Company ("NSR") and CSX Transportation, Inc. ("CSXT")(Note 2).

      PRINCIPLES OF CONSOLIDATION

      The consolidated financial statements include Conrail and majority-owned subsidiaries. Investments in 20% to 50% owned companies are accounted for by the equity method. All significant intercompany accounts and transactions have been eliminated.

      CASH EQUIVALENTS

      Cash equivalents consist of highly liquid securities purchased with a maturity of three months or less, and are stated at cost which approximates market value.

      MATERIAL AND SUPPLIES

      Material and supplies consist of maintenance material valued at the lower of cost or market.

      PROPERTY AND EQUIPMENT

      Property and equipment are recorded at cost. Depreciation is provided using the composite straight-line method over estimated service lives. Expenditures, including those on leased assets that extend an asset's useful life or increase its utility, are capitalized. Maintenance expense is recognized when repairs are performed. The cost (net of salvage) of depreciable property retired or replaced in the ordinary course of business is charged to accumulated depreciation and no gain or loss is recognized. In 2003, the overall depreciation rate averaged 3.4% for all roadway and equipment.

      During 2003, the Company completed a study to update the estimated useful lives of its roadway and track property and the associated accumulated depreciation reserves. This review did not have a material impact on the Company's consolidated financial statements.

                                  CONRAIL INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


      ASSET IMPAIRMENT

      Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Expected future cash flows from the use and disposition of long-lived assets are compared to the current carrying amounts to determine the potential impairment loss.

      NEW ACCOUNTING PRONOUNCEMENTS

      The Company adopted Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) No. 143, "Accounting for Asset Retirement Obligations", effective January 1, 2003. Pursuant to SFAS 143, companies are precluded from accruing removal cost expenses that are not legal obligations. Previously, Conrail and most other railroads had accrued removal costs as a component of depreciation expense. In the first quarter of 2003, the Company recorded income of $40 million for the cumulative effect of this change ($65 million before taxes). Effective with this pronouncement, removal cost are expensed as incurred. This change did not have a material impact on the Company's consolidated financial statements.

      Also in 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities" (FIN 46) which requires that a variable interest entity be consolidated by the company that is subject to a majority of the economic risks and/or rewards of that entity. The FASB delayed until 2004, the implementation of FIN 46 for certain variable entities that existed prior to February 1, 2003. The Company has a fifty percent non-controlling interest in Locomotive Management Services (LMS), an unconsolidated partnership established in 1994, which will likely be consolidated pursuant to FIN 46. LMS, a locomotive leasing venture, had assets totaling $37 million as of December 31, 2003, consisting primarily of depreciable equipment property. Total liabilities as of December 31, 2003 totaled $40 million, including $30 million in long-term debt installments maturing in 2012. If consolidation is required, the impact on the consolidated financial statements will be immaterial -(Note 11).

      REVENUE RECOGNITION

      The Company's major sources of revenues are from NSC and CSX, primarily in the form of rental revenues and operating fees, which are recognized when earned (Note 2). Conrail also has third party revenues, which are recognized when earned, related to the operations of Indiana Harbor Belt Railroad Company, a 51% owned terminal railroad subsidiary.

                                  CONRAIL INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


      USE OF ESTIMATES

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Management reviews its estimates, including those related to the recoverability and useful lives of assets as well as liabilities for litigation, environmental remediation, casualty claims, income taxes and pension and postretirement benefits. Changes in facts and circumstances may result in revised estimates.

      RECLASSIFICATIONS

      Certain amounts in the consolidated financial statements and notes thereto have been reclassified to conform to the 2003 presentation.

2.    RELATED PARTIES TRANSACTIONS

      BACKGROUND

      On May 23, 1997, NSC and CSX completed their joint acquisition of Conrail stock. On June 17, 1997, NSC and CSX executed an agreement that generally outlines the methods of governing and operating Conrail and its subsidiaries ("Transaction Agreement"). On July 23, 1998, the Surface Transportation Board ("STB") issued a written opinion that permitted NSC and CSX to exercise operating control of Conrail beginning August 22, 1998. On June 1, 1999, NSC and CSX began to operate over certain Conrail lines.

      OPERATIONS BY NSR AND CSXT

      The majority of CRC's routes and assets are segregated into separate subsidiaries of CRC, Pennsylvania Lines LLC ("PRR") and New York Central Lines LLC ("NYC"). PRR and NYC have separate but identical operating and lease agreements with NSR and CSXT, respectively, (the "Operating Agreements") which govern substantially all nonequipment assets to be used by NSR and CSXT and have initial 25-year terms, renewable at the options of NSR and CSXT for two 5-year terms. Payments made under the Operating Agreements are based on appraised values that are subject to adjustment every six years. NSR and CSXT have also leased or subleased certain equipment assets at rentals based on appraised values for varying term lengths from PRR and NYC, respectively, as well as from CRC.

      NSC and CSX also have agreements with CRC governing other Conrail properties that continue to be owned and operated by Conrail ("the Shared Assets Areas"). NSR and CSXT pay CRC a fee for joint and exclusive access to the Shared Assets Areas. In addition, NSR and CSXT pay, based on usage, the costs incurred by CRC to operate the Shared Assets Areas plus a profit factor.

                                  CONRAIL INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


      Payments made by NSR to Conrail under the Shared Assets agreements were $135 million and $115 million during 2003 and 2002, respectively, of which $31 million and $23 million, were minimum rents. Payments made by CSXT to Conrail under the Shared Assets agreements were $124 million and $92 million during 2003 and 2002, respectively, of which $24 million and $17 million, were minimum rents.

      Payments from NSR under the Operating Agreements to PRR amounted to $348 million and $339 million during 2003 and 2002, respectively. Payments from CSXT under the Operating Agreements to NYC amounted to $253 million and $248 million during 2003 and 2002, respectively. In addition, costs necessary to operate and maintain the related assets under these agreements, including leasehold improvements, are borne by NSR and CSXT.

      Future minimum lease payments to be received from NSR/CSXT are as follows:

    $ IN MILLIONS


                                 NSR              NSR            CSXT           CSXT
                                TO PRR          TO CRC          TO NYC          TO CRC          TOTAL
                                -------         -------         -------         -------         -------
      2004                      $   342         $    32         $   237         $    23         $   634
      2005                          321              33             223              24             601
      2006                          307              34             212              24             577
      2007                          295              34             205              24             558
      2008                          290              34             200              24             548
      2009 and Beyond             4,128             551           2,740             378           7,797
                                -------         -------         -------         -------         -------
        TOTAL                   $ 5,683         $   718         $ 3,817         $   497         $10,715
                                -------         -------         -------         -------         -------


      RELATED PARTY BALANCES AND TRANSACTIONS

      "Due from NSR/CSXT" at December 31, 2003 and 2002, is primarily comprised of amounts due for the above-described operating and rental activities.

      PRR and NYC have interest-bearing notes receivable due from NSC and CSX. As of December 31, 2003, the notes receivable due from NSC and CSX included in noncurrent assets were $716 million and $515 million, respectively. At December 31, 2002, the notes receivable balances from NSC and CSX included in noncurrent assets were $513 million and $379 million, respectively. The interest rates on the notes receivable from NSC and CSX are variable and were both 1.66% at December 31, 2003. Interest income related to the PRR and NYC notes receivable was $16 million in 2003, $18 million in 2002 and $13 million in 2001.

                                  CONRAIL INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


      "Due to NSC/CSX" includes amounts payable for property and equipment rentals, as well as amounts related to service provider agreements with both NSC and CSX to provide certain general and administrative support to CRC.




      A summary of the "Due to NSC and CSX" activity for the services described above follows:



      $ IN MILLIONS
                                                                    PAYMENTS               PAYMENTS
                                                                     TO NSC                TO CSX
                                                               ----------------        ----------------
                                                               2003        2002        2003        2002
                                                               ----        ----        ----        ----
      Service Provider Agreements                               $ 7         $ 5         $ 3          $-
      Material purchases                                         18          20          --          --
      Rental of locomotives, equipment and facilities
                                                                  5           5           4           4
      Capital Project activities                                  6           5          --          --
                                                                ---         ---         ---         ---
                         TOTAL PAYMENTS                         $36         $35         $ 7         $ 4
                                                                ---         ---         ---         ---



                                                               2003        2002        2003        2002
                                                                ---         ---         ---         ---
      Due to "NSC and CSX" at December 31                       $ 3         $ 7         $ 2         $ 2



      From time to time, NSC and CSX, as the indirect owners of Conrail, may need to provide some of Conrail's cash requirements through capital contributions, loans or advances. Through December 31, 2003 there have been no transactions under these arrangements.

      PROPOSED SPIN-OFF OF PRR AND NYC

      In June 2003, Conrail together with NSC and CSX, filed a joint petition with the STB to establish direct ownership and control by NSR and CSXT of PRR and NYC, respectively. The proposed transaction would replace the existing operating agreements and allow NSR and CSXT to operate PRR and NYC, respectively, via direct ownership. The proposed transaction does not involve the Shared Assets Areas. The proposed transaction is subject to a number of conditions, including STB approval, an Internal Revenue Service

                                  CONRAIL INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

      (IRS) ruling qualifying it as a nontaxable distribution and obtaining consents from Conrail's debt holders. (In 2003, the IRS issued a ruling that the reorganization would qualify as a tax-free distribution. Also in 2003, the STB granted its authorization to carry out the proposed transaction, subject to certain conditions.)

      As a part of the proposed transaction, Conrail would undertake a restructuring of its existing unsecured and secured public indebtedness. Currently the Company has two series of unsecured public debentures with an outstanding principal amount of $800 million at December 31, 2003 and 13 series of secured debt with an outstanding principal amount of approximately $321 million at December 31, 2003. It is currently contemplated that guaranteed debt securities of two newly formed corporate subsidiaries of NSR and CSXT would be offered in a 58%/42% ratio in exchange for Conrail's unsecured debentures. Upon completion of the proposed transaction, the new debt securities would become direct unsecured obligations of NSR and CSXT, respectively.

      Conrail's secured debt and lease obligations will remain obligations of Conrail and are expected to be supported by new leases and subleases which, upon completion of the proposed transaction, would be the direct lease and sublease obligations of NSR or CSXT.

      Conrail, NS and CSX are working to complete all steps necessary to consummate the spin-off in 2004. A valuation of NYC and PRR will be performed prior to effecting the spin-off transaction. The results of the valuation could impact the carrying value of the assets of NYC and PRR. Upon consummation of the proposed transaction, the Company's primary source of revenue will be related to the operation of the Shared Assets Areas instead of the operating and equipment rental activities of PRR and NYC. The Company's future operating expenses will also reflect this change in operations. Accordingly, the Company's prospective operating results will be significantly different than those currently reported.

   3. TRANSITION, ACQUISITION-RELATED AND OTHER ITEMS


      During the first quarter of 2002 and the fourth quarter of 2001, the Company received cash proceeds totaling $4 million and $42 million respectively, from several London-based insurance carriers as settlement for current and future exposures related to personal injury, occupational, environmental and other claims. The Company recognized pretax gains of $4 million and $14 million, respectively, which is included in the "Casualties and insurance" line item of the income statement for 2002 and 2001.

      During 2002, accrued termination payments totaling $1 million were made to 6 non-union employees whose non-executive positions were eliminated as a result of the joint acquisition of Conrail. During 2001 accrued termination payments of $15 million were made. Most of these termination

                                  CONRAIL INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


      payments have been made in the form of supplemental retirement benefits from the Company's pension plan. As of December 31, 2003, the remaining amount of this liability is less than $1 million.

      During the second quarter of 2001, the Company received a $50 million cash payment for transferring to a third party certain of its rights to license, manage and market signboard advertising on the Company's property for 25 years. The payment is being recognized into other income on a straight-line basis over the 25 year contract period.

      Also during 2001, the Company made final settlement of a long-term liability related to the non-union Employee Stock Ownership (ESOP) termination, which did not require use of the Company's cash for settlement. The liability, the balance of which was $20 million at December 31, 2000, was settled as the remaining cash proceeds held by the ESOP as a result of selling its ESOP preferred stock in conjunction with the joint acquisition, were allocated to eligible participants.

      The Company has a long-term liability in connection with employment "change in control" agreements with certain current and former executives, which became operative as a result of the joint acquisition of Conrail. Payments were $4 million in 2003, $1 million in 2002 and $9 million in 2001 and were made primarily from the Company's pension plan. The remaining amount, approximately $24 million at December 31, 2003, will be paid out at the discretion of the participants in the program.


   4. PROPERTY AND EQUIPMENT DECEMBER 31,



                                                    2003             2002
                                                   -------          -------
                                                         (IN MILLIONS)

      Roadway                                      $ 7,400          $ 7,476
      Equipment                                      1,544            1,511
       Less:  Accumulated depreciation              (3,029)          (2,828)
                                                   -------          -------

                                                     5,915            6,159
                                                   -------          -------

      Capital leases (primarily equipment)             416              496
      Accumulated amortization                        (212)            (273)
                                                   -------          -------

                                                       204              223
                                                   -------          -------
                                                   $ 6,119          $ 6,382
                                                   =======          =======

                                  CONRAIL INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

      Substantially all assets are leased to NSR or CSXT (Note 2).

   5. ACCRUED AND OTHER CURRENT LIABILITIES


                                      DECEMBER 31,
                                     -----------------
                                     2003         2002
                                     ----         ----
                                       (IN MILLIONS)

      Operating leases               $ 47         $ 47
      Income and other taxes           36           47
      Other                            26           36
                                     ----         ----

                                     $109         $130
                                     ====         ====


   6. LONG-TERM DEBT AND LEASES

      LONG-TERM DEBT

      Long-term debt outstanding, including the weighted average interest rates at December 31, 2003, is composed of the following:



                                                         DECEMBER 31,
                                                    ------------------------
                                                      2003             2002
                                                    -------          -------
                                                           (IN MILLIONS)

      Capital leases                                $   157          $   192
      Debentures payable,7.88%,due 2043                 250              250
      Debentures payable,9.75%,due 2020                 550              550
      Equipment and other obligations,6.97%             168              188
                                                    -------          -------
                                                      1,125            1,180
      Less current portion                              (58)             (57)
                                                    -------          -------

                                                    $ 1,067          $ 1,123
                                                    =======          =======


      Interest payments were $100 million in 2003, $105 million in 2002 and $113 million in 2001.

      Equipment and other obligations mature in 2004 through 2043 and are collateralized by assets with a net book value of $208 million at December 31, 2003. Maturities of long-term debt other than capital leases are $21 million in 2004, $20 million in 2005, $21 million in 2006, $43 million in 2007, $18 million in 2008 and $845 million in total from 2009 through 2043.

      LEASES

      The Company's noncancelable long-term leases generally include options to purchase at fair value and to extend the terms. Certain lease obligations are payable in Japanese yen, which require the maintenance of yen-denominated deposits sufficient to satisfy the yen-denominated obligation. These deposits are included in the "Other assets" line item of the balance sheet and totaled $43 million and $45 million at December 31,

                                  CONRAIL INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


      2003 and December 31, 2002, respectively. Capital leases have been discounted at rates ranging from 3.09% to 14.26% and are collateralized by assets with a net book value of $204 million at December 31, 2003.

      Minimum commitments, exclusive of executory costs borne by the Company, are:

                                                CAPITAL            OPERATING
                                                 LEASES               LEASES
                                                -------           ----------
                                                      (IN MILLIONS)

                  2004                            $  54                 $ 58
                  2005                               38                   58
                  2006                               25                   56
                  2007                               27                   55
                  2008                               15                   51
                  2009 - 2025                        39                  271
                                                  -----                 ----

                  Total                             198                 $549
                                                                        ====

                  Less interest portion             (41)
                                                  -----
                  Present value                   $ 157
                                                  =====

      Operating lease rent expense was $60 million in 2003, $62 million in 2002 and $70 million in 2001.

   7. INCOME TAXES

      The provisions for income taxes are composed of the following:


                         2003           2002           2001
                         -----          -----          -----
                                    (IN MILLIONS)

      Current
         Federal         $  94          $  81          $  77
         State              11              8             25
                         -----          -----          -----

                           105             89            102
                         -----          -----          -----

      Deferred
         Federal           (21)           (20)           (22)
         State               9             11              4
                         -----          -----          -----

                           (12)            (9)           (18)
                         -----          -----          -----

                         $  93          $  80          $  84
                         =====          =====          =====

                                  CONRAIL INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


      Reconciliation of the U.S. statutory tax rates with the effective tax rates is as follows:


                                              2003             2002             2001
                                             ------           ------           ------

      Statutory tax rate                       35.0%            35.0%            35.0%
      State income taxes,
        net of federal benefit                                4.24.2              4.2
      Settlement of IRS audit                    --             (5.6)              --
      Settlement of state tax issues             --               --             (3.5)
      Other                                    (2.9)            (2.8)            (3.1)
                                             ------           ------           ------
      Effective tax rate                       36.3%            30.8%            32.6%
                                             ======           ======           ======

      The Company has reached final settlements with the Internal Revenue Service ("IRS") related to all of the audits of the Company's consolidated federal income tax returns through the fiscal year May 23,1997. As a result of the settlement Conrail received tax refunds of $24 million and reduced tax expense by $14 million during 2002. The Company's consolidated income tax returns for the short tax year period May 24, 1997-December 31, 1997 and calender year periods 1998 through 2001 are currently being examined by the IRS. Federal and state income tax payments were $129 million in 2003, $113 million in 2002 and $86 million in 2001.

      Significant components of the Company's deferred income tax assets (liabilities) are as follows:


                                                         DECEMBER 31,
                                                   ------------------------
                                                    2003             2002
                                                   -------          -------
                                                        (IN MILLIONS)

      Current assets                               $     1          $     5
      Current liabilities                               44               60
                                                   -------          -------

      CURRENT DEFERRED TAX ASSET, NET              $    45          $    65
                                                   =======          =======

      Noncurrent liabilities:
       Property and equipment                       (1,970)          (2,000)
       Other                                          (117)            (112)
                                                   -------          -------

                                                    (2,087)          (2,112)
                                                   -------          -------
      Noncurrent assets:
       Nondeductible reserves and other
        liabilities                                    251              290
                                                   -------          -------

      DEFERRED INCOME TAX LIABILITIES, NET         $(1,836)         $(1,822)
                                                   =======          =======


      The Company has not recorded a valuation allowance, as management believes that it is more likely than not that the results of future operations will generate sufficient taxable income to realize the deferred tax assets.

                                  CONRAIL INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


   8. PENSION AND POSTRETIREMENT BENEFITS


      The Company and its subsidiaries sponsor several qualified and nonqualified pension plans and other postretirement benefit plans for its employees.

      PENSION PLAN ASSET MANAGEMENT

      Six investment firms manage the Company's defined benefit pension plan's assets under investment guidelines approved by a pension fund investment committee. Investments are allocated among domestic fixed income investments, and domestic and international equity investments. Limitations restrict investment concentration and use of certain derivative instruments. Fixed income investments must have an average rating of `AA' or better. Equity investments must be in liquid securities listed on national exchanges. However no direct investment is permitted in the securities of either NSC or CSX. Equity investment managers have specific equity strategies and their returns are expected to exceed selected market indices by prescribed margins.

      The target asset allocation range is for equity allocations to be between 44% and 56% of the fund's assets with approximately 10% of the assets allocated to international equity investments. The asset allocation on December 31, 2003, was 45% in fixed income investments and 55% in equity investments including 13% in international equities. This compared to 54% fixed income and 46% equity including 9% international equity as of December 31, 2002.

      The plan's assumed future returns are based principally on the asset allocation and the historic returns for the plan's asset classes determined from both the actual plan returns and, over longer time periods, the market returns for those asset classes.

                                  CONRAIL INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


      MEDICARE CHANGES

      The Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act) was signed into law in December 2003. The Act introduces a prescription drug benefit under Medicare Part D as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. Because significant uncertainties exist regarding the measurement and disclosure requirements of the Act, the FASB has issued staff position No. FAS 106.1, which allows a plan sponsor to recognize or defer accounting for the effects of the Act in their 2003 financial statements. The Company has elected the deferral option and is currently evaluating how the Act may impact its postretirement benefit obligations. Specific authoritative guidance on the accounting for the Act's subsidy is pending, and that guidance, when issued, could require the Company to change previously reported information.


      The following tables provide a reconciliation of the changes in the plans' benefit obligations and fair value of assets over the two-year period ending December 31, 2003, and a statement of the funded status as of December 31 of both years:


                                                                      OTHER POSTRETIREMENT
                                          PENSION BENEFITS                  BENEFITS
                                        --------------------          --------------------
       (IN MILLIONS)                    2003           2002           2003           2002
                                        -----          -----          -----          -----
      CHANGE IN BENEFIT
       OBLIGATION
      Net benefit obligation
       at beginning of year             $ 646          $ 662          $  37          $  36
      Service cost                          1              1             --             --
      Interest cost                        41             44              2              3
      Plan participants'
       contributions                       --             --              4              6
      Actuarial losses                     32              5              4              2
      Benefits paid                       (65)           (66)           (10)           (10)
                                        -----          -----          -----          -----
      Net benefit obligation
       at end of year                   $ 655          $ 646          $  37          $  37

      CHANGE IN PLAN ASSETS
      Fair value of plan assets
       at beginning of year             $ 522          $ 613          $   7          $   8
      Actual return on plan
       assets                             117            (28)            --              1
      Employer contributions                2              3              5              2
      Plan participants'
       contributions                       --             --              4              6
      Benefits paid                       (65)           (66)           (10)           (10)
                                        -----          -----          -----          -----
      Fair value of plan assets
       at end of year                   $ 576          $ 522          $   6          $   7
      Funded status at
       end of year                      $ (79)         $(124)         $ (31)         $ (30)
      Unrecognized prior
       service cost                         7              8             (1)            (1)
      Unrecognized actuarial
       (gains)losses                      168            206             (5)            (9)
                                        -----          -----          -----          -----
      Net amount recognized at
       year end                         $  96          $  90          $ (37)         $ (40)
                                        =====          =====          =====          =====


                                  CONRAIL INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


      The following amounts have been recognized in the balance sheets as of December 31:

                                                                 OTHER POSTRETIREMENT
                                     PENSION BENEFITS                  BENEFITS
                                   --------------------          -------------------
      (IN MILLIONS)                 2003           2002           2003          2002
                                   -----          -----          -----          ----

      Prepaid pension cost         $ 131          $ 126             --            --
      Accrued benefit cost          (214)          (257)         $ (37)         $(40)
      Intangible asset                 7              8             --            --
      Accumulated other
       comprehensive loss            172            213             --            --
                                   -----          -----          -----          ----
                                   $  96          $  90          $ (37)         $(40)
                                   =====          =====          =====          ====



      All of the Company's plans for postretirement benefits other than pensions have no plan assets except for the retiree life insurance plan, which has $6 million and $7 million of assets in 2003 and 2002, respectively. The aggregate benefit obligation for the postretirement plans other than pensions was $37 million at, both December 31, 2003 and 2002, respectively.

      The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets were $648 million, $641 million and $566 million, respectively, as of December 31, 2003 and $639 million, $635 million and $514 million, respectively as of December 31, 2002. As required by Statement of Financial Accounting Standard No. 87 "Employers'Accounting for Pensions", the Company has recorded an additional minimum liability of $179 million and $220 million at December 31, 2003 and December 31, 2002, respectively. The additional liability was partially offset by an intangible asset to the extent of previously unrecognized prior service costs of $7 million at both December 31, 2003 and December 31, 2002. The remaining amounts, $104 million as of December 31, 2003 and $129 million as of December 31, 2002, are recorded as a component of stockholders' equity, net of related tax benefits as "Accumulated Other Comprehensive Loss".

                                  CONRAIL INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


      The assumptions used in the measurement of the Company's benefit obligation are as follows:


                                                                         OTHER POSTRETIREMENT
                                         PENSION BENEFITS                      BENEFITS
                                      ---------------------             ---------------------
                                      2003             2002             2003             2002
                                      ----             ----             ----             ----
      FUNDED STATUS:
      Discount rate                   6.25%            6.75%            6.25%            6.75%
      Rate of compensation
       increase                       5.00%            5.00%            5.00%            5.00%

      PENSION COST:
      Discount rate                   6.75%            7.25%            6.75%            7.25%
      Expected return on
       plan assets                    9.00%            9.00%            8.00%            8.00%
      Rate of compensation
       increase                       5.00%            5.00%            5.00%            5.00%


      A 10% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2003, gradually decreasing to 5% by the year 2006.

      Assumed health care cost trend rates affect amounts reported for the health care plans. The effect of a one percentage point increase and (decrease) in the assumed health care cost trend rate on the accumulated postretirement benefit obligation is $1 million and $(1) million, respectively.

      The components of the Company's net periodic benefit cost for the plans are as follows:


                                                                                     OTHER POSTRETIREMENT
                                              PENSION BENEFITS                           BENEFITS
                                    --------------------------------          -------------------------------
      (IN MILLIONS)                 2003          2002          2001          2003         2002          2001
                                    ----          ----          ----          ----         ----          ----
      Service cost                  $  1          $  1          $  2          $ --         $ --          $ --
      Interest cost                   41            44            45             2            3             3
      Expected return
       on assets                     (52)          (62)          (66)           --           (1)           (1)
      Amortization of:
       Transition asset               --            --            (1)           --           --            --
       Prior service cost              1             1             1            --           --            --
       Actuarial (gain)loss            5            (1)           (1)           --           --            (1)
                                    ----          ----          ----          ----         ----          ----
                                    $ (4)         $(17)         $(20)         $  2         $  2          $  1
                                    ====          ====          ====          ====         ====          ====


                                  CONRAIL INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


      CONTRIBUTIONS FOR PENSION AND OTHER POSTRETIREMENT BENEFITS

      The Company expects to contribute approximately $2 million to the pension plans and $3 million to the other postretirement benefit plans in 2004.

      SAVINGS PLANS

      The Company and certain subsidiaries provide 401(k) savings plans for union and non-union employees. For the non-union savings plan, the Company matches a portion of employee contributions, subject to the applicable limitations. Savings plan expense related to the non-union savings plan was $1 million in each of the years 2003, 2002 and 2001. There is no Company match provision under the union employee plan except for certain unions, which negotiated a Company match as part of their contract provisions.

      INCENTIVE COMPENSATION PLANS

      The Company has an incentive compensation plan for all non-union employees in which employees receive targeted cash awards upon attainment of certain performance criteria established by the Company's Board of Directors. Compensation expense under this plan was $3 million in 2003 and 2002 and $2 million in 2001.

      The Company also has a long-term incentive plan under which phantom stock options are granted to officers and other key non-union employees. The option price for the phantom shares is equal to the blended fair market value of NSC and CSX common stock at the date of grant. Options will vest one year after grant date and the option term may not exceed ten years. Upon exercise, eligible participants will receive cash payments equal to the appreciation on the composite NSC and CSX common stock fair values. Compensation expense for this plan was $2 million in 2003, less than $1 million in 2002 and $2 million in 2001.

   9. STOCKHOLDERS' EQUITY

      COMMON STOCK

      On May 23, 1997, the NSC/CSX joint tender offer for the remaining outstanding shares of Conrail's common and preferred stock was concluded, and on June 2, 1997, Conrail became the surviving corporation in a merger with Green Merger Corp. and remained the only subsidiary of Green Acquisition, an entity jointly-owned by NSC and CSX. As a result, the remaining outstanding capital stock of Conrail was acquired by NSC and CSX and Green Acquisition was issued 100 shares of Conrail's common stock.

                                  CONRAIL INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


      UNDISTRIBUTED EARNINGS OF EQUITY INVESTEES

      "Retained earnings" includes undistributed earnings of equity investees of $218 million, $199 million and $180 million at December 31, 2003, 2002 and 2001, respectively.




   10. OTHER INCOME, NET


                                               2003         2002         2001
                                               ----         ----         ----
                                                       (IN MILLIONS)

      Interest income                          $ 20         $ 23         $ 21
      Rental income                              46           45           47
      Property sales                              7            3            2
      Equity in earnings of affiliates           19           19           24
      Other, net                                  4            4            9
                                               ----         ----         ----
                                               $ 96         $ 94         $103
                                               ====         ====         ====



   11. COMMITMENTS AND CONTINGENCIES


      ENVIRONMENTAL

      The Company is subject to various federal, state and local laws and regulations regarding environmental matters. CRC is a party to various proceedings brought by both regulatory agencies and private parties under federal, state and local laws, including Superfund laws, and has also received inquiries from governmental agencies with respect to other potential environmental issues. At December 31, 2003, CRC has received, together with other companies, notices of its involvement as a potentially responsible party or requests for information under the Superfund laws with respect to cleanup and/or removal costs due to its status as an alleged transporter, generator or property owner at 37 locations. Due to the number of parties involved at many of these sites, the wide range of costs of possible remediation alternatives, the changing technology and the length of time over which these matters develop, it is often not possible to estimate CRC's liability for the costs associated with the assessment and remediation of contaminated sites.

                                  CONRAIL INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


      Although the Company's operating results and liquidity could be significantly affected in any quarterly or annual reporting period if CRC were held principally liable in certain of these actions, at December 31, 2003, the Company had accrued $61 million, an amount it believes is sufficient to cover the probable liability and remediation costs that will be incurred at Superfund sites and other sites based on known information and using various estimating techniques. The Company anticipates that much of this liability will be paid out over five years; however some costs will be paid out over a longer period. The Company believes the ultimate liability for these matters will not materially affect its consolidated financial condition.

      The Company spent $5 million in 2003, $6 million in 2002 and $10 million in 2001 for environmental remediation and related costs. In addition, the Company's capital expenditures for environmental control and abatement projects were less than $1 million in each of the years 2001 thru 2003.

      CASUALTY

      The Company is involved in various legal actions, principally relating to occupational health claims, personal injuries, casualties and property damage. The casualty claim liability is determined using the aid of an independent actuarial firm based upon claims filed and an estimate of claims incurred but not yet reported. The Company is generally self-insured for casualty claims. Claims in excess of self-insurance levels are insured up to excess coverage limits. While the ultimate amounts of claims incurred are dependent upon future developments, in management's opinion, the recorded liability is adequate to cover expected probable payments.

      Expense recognized for casualty claims is included in the "Casualties and insurance" line item of the income statement. For 2003, the expense recognized was consistent with actuarial estimates. During both 2002 and 2001, the Company, based on favorable claims development, recognized actuarial determined gains of $16 million and $12 million respectively.


      LABOR

      CRC had 1,346 employees at December 31, 2003; approximately 89% of whom are represented by 11 different labor organizations and are covered by 16 separate collective bargaining agreements. These agreements remain in effect until changed pursuant to the Railway Labor Act. The Company was engaged in collective bargaining at December 31, 2003 with labor organizations representing approximately 6% of its labor force.

      GUARANTEES

      CRC currently guarantees the principal and interest payments in the amount of $27 million on Equipment Trust Certificates for LMS. In addition, CRC is also contingently liable as guarantor with respect to $3 million of indebtedness for an affiliate company, Triple Crown Services. No liability has been recorded related to these guarantees.

                                  CONRAIL INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


      Also the Company is contingently liable under indemnification provisions related to the sale of tax benefits. This liability is recorded in the "Other liability" line item of the balance sheet and totaled $13 million at both December 31, 2003 and December 31, 2002.




   12. FAIR VALUES OF FINANCIAL INSTRUMENTS

      The fair values of "Cash and cash equivalents," "Accounts receivable," "Notes receivable from NSC/CSX" and "Accounts payable" approximate the carrying values of these financial instruments at December 31, 2003 and 2002.

      Using current market prices when available, or a valuation based on the yield to maturity of comparable debt instruments having similar characteristics, credit rating and maturity, the total fair value of the Company's long-term debt, including the current portion, but excluding capital leases, is $1,260 million and $1,254 million at December 31, 2003 and 2002, respectively, compared with carrying values of $968 million and $988 million at December 31, 2003 and 2002.